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                      ARTICLES OF AMENDMENT TO THE ARTICLES
                     OF INCORPORATION OF PREMIS CORPORATION


Pursuant to the provisions of Minn. Stat. 302A.135 the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.   The name of this corporation is PREMIS Corporation

2. The first sentence of Article III of the corporation's Articles of Incorporation is amended to read as follows:

     "The Corporation is authorized to issue an aggregate total of 10,000,000 shares, $.01 par value, all of which shall be designated common stock."

3. Article II of the corporation's Articles of Incorporation is amended to read as follows:

     "The registered offices of the Corporation shall be 15301 Hwy. 55 West, Plymouth, Minnesota 55438"

4. The foregoing amendment was ratified and approved by a vote of the shareholders present and by proxy at the Annual Meeting of Shareholders on July 17, 1996.

PREMIS Corporation




By  /s/  F.T Biermeier
   ---------------------------
F.T. Biermeier, President